North American Oil and Gas

56 East Main Street, Suite 202
Ventura, CA 93001

Oel und Erdgazforshung AG
Attn: Iian Dawson, Director
Main street, P.O. Box 556
Charlestown, Nevis

October 8, 2013

Dear Mr. Dawson,

On behalf of North American Oil & Gas Corp ("NAMG" or the "Company"), I would like to thank you for your interest in investing $1,000,000 in the Company's equity.

Our understanding, per your previous email correspondence, is that Oel und Erdgazforshung AG ("OUE") would like to invest in the Company's common stock in five $200,000 tranches. To that end, accompanying this letter is a draft purchase agreement which is to be used as a template under which NAMG is willing to sell to OUE up to $1,000,000 worth of its common stock.

The initial sale and purchase of the Company's common stock will occur as soon as possible after NAMG receives a signed copy of this letter agreement from OUE, and additional tranches, in the amount of $200,000 will occur forty five days thereafter until OUE has invested $1,000,000 in the Company. The actual number of common stock issued per tranche will be determined based on a per share value at previous day close with a 10% discount per share. Each warrant issued (100,000 warrants granted per tranche) will be valued at a 15% premium of previous day stock price close.

Please find attached the payment schedule ("Exhibit B") for each tranche indicating the payment due date.

By signing below, NAMG and OUE hereby agree that it is their intention to sell and purchase, as applicable, up to $1,000,000 of NAMG's common stock in five tranches pursuant to the form agreement attached hereto

Thank you for your attention to this matter,

Robert Rosenthal

Agreed and accepted:

Name: I. DAWSON
On behalf of
Oel und Erdgazforshung AG

01/12/2013
Date

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